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Exhibit 10.10

Letter Agreement

    This Agreement dated June 20, 2000 is entered into by and between EPIQ Systems, Inc., hereinafter called "Borrower", and Gold Bank, of Leawood, Kansas, or its successors or assigns, hereinafter called "Lender".

    Whereas Lender has approved a $2,500,000 Guidance Line of Credit to Borrower for equipment purchases. The terms of this financing are as follows:

    Borrower will submit to Lender invoices representing the purchased equipment submitted for financing.

    Lender will prepare a Promissory Note in an amount equal to the purchase price of the equipment.

    The Promissory Note will call for equal monthly payments of principal and interest in an amount sufficient to fully repay debt over 36 months.

    The Promissory Note will be secured by the specific equipment purchased which will be described on a Security Agreement and a UCC-1 Financing Statement.

    Promissory Note will bear and interest rate equal to the Wall Street Journal Prime Rate as of the date of the Promissory Note, and will remain fixed at that rate to the Notes' maturity date.

    Lender will finance individual equipment purchases, or groupings of equipment purchases on individual Promissory Notes each conforming the terms described above, up to a maximum financing of $2,500,000 at any given time.

    This Agreement will expire on June 20, 2001, at which time we will review for renewal.

Lender:	Borrower:
Gold Bank	EPIQ Systems, Inc.
/s/ TOM W. OLOFSON
Julie L. Hook, Vice President	Tom W. Olofson, CEO

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Letter Agreement